Exhibit 99.1

Press Release

February 2, 2016	Contact Information:

For Immediate Release	Rob McCarthy
Vice President - Investor Relations
414.223.1615

Rexnord Reports Q3 FY2016 Financial Results
Call scheduled for Wednesday, February 3, 2016 at 8:00 a.m. Eastern Time

MILWAUKEE, WI (USA) - Rexnord Corporation (NYSE:RXN)

Third Quarter Highlights

•	Net sales were $460 million. Net sales decreased 7% year over year (-4% core sales, +1% acquisitions, -4% foreign currency)

•	Diluted earnings per share from continuing operations was $0.24 compared with $0.06 in the prior year

•	Adjusted earnings per share was $0.38 compared with $0.38 in the prior year

•	Adjusted EBITDA was $87 million or 19% of net sales

•	Total liquidity was $770 million ($436 million of cash plus $334 million of available borrowings)
Todd Adams, President and Chief Executive Officer, commented, “Our third quarter operating results were essentially in line with our expectations heading into the quarter. As we anticipated, the December quarter was a bit choppy from a demand perspective as customers managed their inbound shipments and inventory levels into the calendar year-end. Although the industrial environment remains quite challenging, we continue to deliver strong profitability and free cash flow, and we are encouraged by the stabilizing aftermarket volume trends seen in our Process & Motion Control (“PMC”) distribution channels and the ongoing expansion of Water Management (“WM”) margins.”

“Our intense focus on operating execution in the current environment is driving robust free cash flow, and we have raised our expectations for operating free cash flow to be approximately $160 million for fiscal 2016. Given our outlook for the fourth quarter, we project our net debt leverage will be approximately 3.9x at year-end and believe we are on a path to less than 3.5x by the end of next year. With current liquidity of $770 million, no debt maturities before 2020, and robust free cash flow, we remain comfortable that we can continue to execute our strategies to create real shareholder value while continuing to reduce our financial leverage.”

“The PMC platform delivered another quarter of positive core growth in our aerospace and food and beverage end markets, and results in our industrial distribution channels improved with stabilizing sell-through rates and the apparent end of significant channel inventory de-stocking, as we had projected. Margins improved sequentially, inclusive of the incremental spending on our supply chain optimization and footprint repositioning project that is on track to deliver initial benefits later in this calendar year and $30 million of annualized net savings by the second quarter of calendar 2017. Our focus on operational excellence through the Rexnord Business System (“RBS”) has enabled us to weather this year’s recessionary demand environment and still deliver strong financial results, while our investments in a leaner operating footprint and targeted growth initiatives support a more constructive view of next year and beyond.”

“The Water Management platform continued to demonstrate solid progress toward targeted levels of profitability, generating a record adjusted EBITDA margin of 19.5% in our third quarter. WM core growth improved sequentially as our results continue to be driven by solid growth in our nonresidential construction end markets, supported by improving year over year comparisons in our water infrastructure end markets. We expect to see strong core growth and year over year margin expansion in our fourth quarter, positioning WM to deliver an adjusted EBITDA margin above 18% for fiscal 2016 and with ongoing growth and margin opportunities as we look ahead to the coming year.”

Fourth Quarter and Fiscal 2016 Outlook and Guidance

Adams continued, “With additional uncertainty across many industrial end-markets and the volatility in global capital markets experienced in recent weeks, we expect increased caution from our customers as we head into our fourth quarter and believe it is prudent to plan for further adjustments in our customers’ near-term production rate and inventory decisions. We are revising our guidance for fiscal year 2016 adjusted earnings per share to a range of $1.37-1.41. For the fourth quarter, we expect our net sales to be in the range of $500-$515 million, adjusted EBITDA to be roughly flat year over year, and adjusted earnings per share to be in a range of $0.35-$0.39. Our guidance excludes any contributions from potential acquisition activity."

Third Quarter Fiscal 2016 Segment Highlights

Process & Motion Control
Process & Motion Control net sales were $266 million in the third quarter of fiscal 2016. Core net sales declined 9%, acquisitions contributed 2%, and foreign currency translation had a 4% adverse impact. The year over year decrease in core net sales was driven primarily by the expected adverse demand across several of our industrial process end markets, partially offset by continued strength in our aerospace and our food and beverage end markets.

Process & Motion Control income from operations for the third quarter of fiscal 2016 was $36 million, or 13.4% of net sales. Income from operations as a percentage of net sales decreased by 460 basis points year over year in the third quarter as a result of reduced absorption on the lower level of sales and incremental investments in our market expansion and footprint repositioning actions.

Adjusted EBITDA in the third quarter was $57 million. Adjusted EBITDA as a percentage of net sales decreased 320 basis points year over year to 21.3%.

Water Management
Water Management net sales were $194 million in the third quarter of fiscal 2016. Excluding a 4% unfavorable impact from foreign currency translation, core net sales increased 2% year over year as favorable trends in our nonresidential construction markets were partially offset by slightly lower project shipments to our water and wastewater infrastructure end markets.

Water Management income from operations was $22 million for the third quarter of fiscal 2016. Operating margin was 11.4% of net sales, an increase of 90 basis points year over year. Increased sales volume and RBS-driven productivity gains combined with ongoing cost reduction initiatives to generate approximately 240 basis points of year over year operating margin expansion that more than offset the $2.9 million of incremental restructuring expenses recognized in the third quarter of fiscal 2016 in connection with execution of our footprint optimization initiatives.

Adjusted EBITDA in the third quarter was $38 million, representing a 320 basis-point year over year increase to 19.5% of net sales.

Non-GAAP Financial Measures

The following non-GAAP financial measures are utilized by management in comparing our operating performance on a consistent basis. We believe that these financial measures are appropriate to enhance an overall understanding of our underlying operating performance trends compared to historical and prospective periods and our peers. Management also believes that these measures are useful to investors in their analysis of our results of operations and provide improved comparability between fiscal periods. Non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information calculated in accordance with GAAP. Investors are encouraged to review the reconciliation of these non-GAAP measures to their most directly comparable GAAP financial measures. A reconciliation of non-GAAP financial measures presented above to our GAAP results has been provided in the financial tables included in this press release.

Core Sales
Core sales excludes the impact of acquisitions, divestitures and foreign currency translation. Management believes that core sales facilitates easier comparison of our net sales performance with prior and future periods and to our peers. We exclude the effect of acquisitions because the nature, size and number of acquisitions can vary dramatically from period to period and between us and our peers, and can also obscure underlying business trends and make comparisons of long-term performance difficult. We exclude the effect of foreign currency translation from this measure because the volatility of currency translation is not under management's control.

Adjusted Net Income and Adjusted Earnings Per Share
Adjusted net income and adjusted earnings per share (calculated on a diluted basis) exclude actuarial gains and losses on pension and postretirement benefit obligations, restructuring and other similar costs, gains or losses on divestitures, gains or losses on extinguishment of debt, the impact of inventory fair value adjustments in connection with purchase accounting, amortization of intangible assets, and other non-operational, non-cash or non-recurring losses, net of their income tax impact. The tax rates used to calculate adjusted net income and adjusted earnings per share are based on a transaction specific basis. We believe that adjusted net income and adjusted earnings per share are useful in assessing our financial performance by excluding items that are not indicative of our core operating performance or that may obscure trends useful in evaluating our continuing results of operations. Effective April 1, 2015, management modified this non-GAAP metric to include stock option expense and LIFO, while excluding amortization (all net of tax). We believe this modification increases transparency to our stakeholders, as well as enhances comparability with our peer set.

EBITDA
EBITDA represents earnings before interest, taxes, depreciation and amortization. EBITDA is presented because it is an important supplemental measure of performance and it is frequently used by analysts, investors and other interested parties in the evaluation of companies in our industry. EBITDA is also presented and compared by analysts and investors in evaluating our ability to meet debt service obligations. Other companies in our industry may calculate EBITDA differently. EBITDA is not a measurement of financial performance under GAAP and should not be considered as an alternative to cash flow from operating activities or as a measure of liquidity or an alternative to net income as indicators of operating performance or any other measures of performance derived in accordance with GAAP. Because EBITDA is calculated before recurring cash charges, including interest expense and taxes, and is not adjusted for capital expenditures or other recurring cash requirements of the business, it should not be considered as a measure of discretionary cash available to invest in the growth of the business.

Adjusted EBITDA
“Adjusted EBITDA” is the term we use to describe EBITDA as defined and adjusted in our credit agreement, which is net income, adjusted for the items summarized in the table below. Adjusted EBITDA is intended to show our unleveraged, pre-tax operating results and therefore reflects our financial performance based on operational factors, excluding non-operational, non-cash or non-recurring losses or gains. Adjusted EBITDA is not a presentation made in accordance with GAAP, and our use of the term Adjusted EBITDA varies from others in our industry. This measure should not be considered as an alternative to net income, income from operations or any other performance measures derived in accordance with GAAP. Adjusted EBITDA has important limitations as an analytical tool, and you should not consider it in isolation, or as a substitute for, analysis of our results as reported under GAAP. For example, Adjusted EBITDA does not reflect: (a) our capital expenditures, future requirements for capital expenditures or contractual commitments; (b) changes in, or cash requirements for, our working capital needs; (c) the significant interest expenses, or the cash requirements necessary to service interest or principal payments, on our debt; (d) tax payments that represent a reduction in cash available to us; (e) any cash requirements for the assets being depreciated and amortized that may have to be replaced in the future; or (f) the impact of earnings or charges resulting from matters that we and the lenders under our credit agreement may not consider indicative of our ongoing operations. In particular, our definition of Adjusted EBITDA allows us to add back certain non-cash, non-operating or non-recurring charges that are deducted in calculating net income, even though these are expenses that may recur, vary greatly and are difficult to predict and can represent the effect of long-term strategies as opposed to short-term results.
In addition, certain of these expenses can represent the reduction of cash that could be used for other corporate purposes. Further, although not included in the calculation of Adjusted EBITDA below, the measure may at times allow us to add estimated cost savings and operating synergies related to operational changes ranging from acquisitions to dispositions to restructurings and/or exclude one-time transition expenditures that we anticipate we will need to incur to realize cost savings before such savings have occurred. Further, management and various investors use the ratio of total debt less cash to Adjusted EBITDA (which includes a full pro-forma last-twelve-month impact of acquisitions), or "net debt leverage", as a measure of our financial strength and ability to incur incremental indebtedness when making key investment decisions and evaluating us against peers.

Free Cash Flow
We define Free Cash Flow as cash flow from operations less capital expenditures plus the excess tax benefit on stock option exercises, and we use this metric in analyzing our ability to service and repay our debt and to forecast future periods. However, this measure does not represent funds available for investment or other discretionary uses since it does not deduct cash used to service our debt.

About Rexnord

Headquartered in Milwaukee, Wisconsin, Rexnord is comprised of two strategic platforms, Process & Motion Control and Water Management, with approximately 7,800 employees worldwide. The Process & Motion Control platform designs, manufactures, markets and services specified, highly-engineered mechanical components used within complex systems. The Water Management platform designs, procures, manufactures and markets products that provide and enhance water quality, safety, flow control and conservation. Additional information about the Company can be found at www.rexnord.com.

Conference Call Details

Rexnord will hold a conference call on Wednesday, February 3, 2016 at 8:00 a.m. Eastern Time to discuss its fiscal 2016 third quarter results and provide a general business update. Rexnord President and CEO, Todd Adams, and Senior Vice President and CFO, Mark Peterson, will co-host the call. The conference call can be accessed via telephone as follows:

Domestic toll-free #: 888-771-4371
International toll #: 847-585-4405
Access Code: 4164 3944

A live webcast of the call will also be available on the Company's investor relations website. Please go to the website (investors.rexnord.com) at least fifteen minutes prior to the start of the call to register, download and install any necessary audio software.

If you are unable to participate during the live teleconference, a replay of the conference call will be available from 10:30 a.m. Eastern Time, February 3, 2016 until 11:59 p.m. Eastern Time, February 10, 2016. To access the replay, please dial 888-843-7419 (domestic) or 630-652-3042 (international) with access code 4164 3944 #.

Cautionary Statement on Forward-Looking Statements

Information in this release may involve outlook, expectations, beliefs, plans, intentions, strategies or other statements regarding the future, which are forward-looking statements. These forward-looking statements involve risks and uncertainties. All forward-looking statements included in this release are based upon information available to Rexnord Corporation as of the date of the release, and Rexnord Corporation assumes no obligation to update any such forward-looking statements. The statements in this release are not guarantees of future performance, and actual results could differ materially from current expectations. Numerous factors could cause or contribute to such differences. Please refer to "Risk Factors" and "Cautionary Notice Regarding Forward-Looking Statements" in the Company's Form 10-K for the fiscal year ended March 31, 2015 as well as the Company's annual, quarterly and current reports filed on Forms 10-K, 10-Q and 8-K from time to time with the Securities and Exchange Commission for a further discussion of the factors and risks associated with the business.

Rexnord Corporation and Subsidiaries
Condensed Consolidated Statements of Operations
(in Millions, except share and per share amounts)
(Unaudited)

	Third Quarter Ended		Nine Months Ended
	December 31, 2015	December 31, 2014	December 31, 2015	December 31, 2014
Net sales	$460.2	$497.1	$1,431.2	$1,531.7
Cost of sales	301.9	315.6	933.8	975.0
Gross profit	158.3	181.5	497.4	556.7
Selling, general and administrative expenses	89.1	129.9	286.4	337.5
Restructuring and other similar charges	6.1	2.3	10.7	7.1
Amortization of intangible assets	14.6	13.6	43.1	40.8
Income from operations	48.5	35.7	157.2	171.3
Non-operating expense:
Interest expense, net	(24.5)	(21.9)	(68.0)	(66.4)
Other expense, net	(1.1)	(5.4)	(2.5)	(9.0)
Income from continuing operations before income taxes	22.9	8.4	86.7	95.9
(Benefit) provision for income taxes	(1.4)	1.7	18.6	39.8
Net income from continuing operations	24.3	6.7	68.1	56.1
Loss from discontinued operations, net of tax	—	(4.5)	—	(4.8)
Net income	24.3	2.2	68.1	51.3
Non-controlling interest loss	(0.1)	—	(0.2)	(0.2)
Net income attributable to Rexnord	$24.4	$2.2	$68.3	$51.5

Net income from continuing operations per share:
Basic	$0.24	$0.07	$0.68	$0.55
Diluted	$0.24	$0.06	$0.66	$0.54
Net loss per share from discontinued operations:
Basic	$—	$(0.04)	$—	$(0.05)
Diluted	$—	$(0.04)	$—	$(0.05)
Net income per share attributable to Rexnord:
Basic	$0.24	$0.02	$0.68	$0.51
Diluted	$0.24	$0.02	$0.66	$0.49
Weighted-average number of shares outstanding (in thousands):
Basic	100,366	101,695	100,707	101,461
Effect of dilutive equity awards	2,410	3,090	2,644	3,053
Diluted	102,776	104,785	103,351	104,514

Rexnord Corporation and Subsidiaries
Reconciliation of GAAP to Non-GAAP Financial Measures
Third quarter ended December 31, 2015
(in Millions, except share and per share amounts) (Unaudited)

	Third Quarter Ended		Nine Months Ended
Adjusted EBITDA	December 31, 2015	December 31, 2014	December 31, 2015	December 31, 2014
Net income	$24.3	$2.2	$68.1	$51.3
Interest expense, net	24.5	21.9	68.0	66.4
Income tax (benefit) provision	(1.4)	1.7	18.6	39.8
Depreciation and amortization	29.5	27.5	86.1	83.5
EBITDA	76.9	53.3	240.8	241.0

Adjustments to EBITDA
Actuarial loss on pension and postretirement benefit obligations	—	31.4	—	31.4
Loss from discontinued operations, net of tax	—	4.5	—	4.8
Restructuring and other similar charges	6.1	2.3	10.7	7.1
Stock-based compensation expense	2.0	2.1	5.8	4.8
Last-in first-out inventory adjustments	0.6	0.2	1.4	0.2
Impact of inventory fair value adjustment	—	—	—	2.1
Other expense, net (3)	1.1	5.4	2.5	9.0
Subtotal of adjustments to EBITDA	9.8	45.9	20.4	59.4
Adjusted EBITDA	$86.7	$99.2	$261.2	$300.4

	Third Quarter Ended		Nine Months Ended
Adjusted Net Income (1) and Earnings Per Share	December 31, 2015	December 31, 2014	December 31, 2015	December 31, 2014
Net income from continuing operations	24.3	6.7	$68.1	56.1
Actuarial loss on pension and postretirement benefit obligations	—	31.4	—	31.4
Supply chain optimization and footprint repositioning initiatives (2)	1.1	—	1.5	—
Restructuring and other similar charges	6.1	2.3	10.7	7.1
Impact of inventory fair value adjustment	—	—	—	2.1
Amortization of intangible assets	14.6	13.6	43.1	40.8
Other expense, net (3)	1.1	5.4	2.5	9.0
Tax effect on above items	(7.9)	(19.2)	(20.2)	(32.4)
Tax restructuring (4)	—	—	—	10.1
Adjusted net income from continuing operations	$39.3	$40.2	$105.7	$124.2

Weighted-average number of shares outstanding (in thousands)
Basic	100,366	101,695	100,707	101,461
Effect of dilutive equity awards	2,410	3,090	2,644	3,053
Diluted	102,776	104,785	103,351	104,514

Adjusted earnings per share - diluted	$0.38	$0.38	$1.02	$1.19
Net income per share from continuing operations - diluted (in accordance with GAAP)	$0.24	$0.06	$0.66	$0.54

(1)
Effective April 1, 2015, Management modified this non-GAAP metric to include stock option expense and LIFO, while excluding amortization (all net of tax). The corresponding tax impact on amortization for the third quarter ended December 31, 2015 and 2014 was $5.4 and $5.1 million, respectively. The corresponding tax impact on amortization for the nine months ended December 31, 2015 and 2014 was $16.0 and $15.2 million, respectively. We believe this modification increases transparency to our stakeholders, as well as enhances comparability with our peer set.

(2)	Represents accelerated depreciation and other non-cash expenses associated with our strategic supply chain optimization and footprint repositioning initiatives.

(3)
Other expense, net includes the impact of foreign currency transactions, sale of property, plant and equipment and other miscellaneous expenses. See "Management Discussion and Analysis of Financial Condition and Results of Operations" in the Company's Form 10-Q for the three and nine months ended December 31, 2015 for further information.

(4)	The first nine months of fiscal 2015 includes a non-recurring, non-cash tax expense related to a change in the U.S. income tax entity classification of a foreign subsidiary.

	Third Quarter Ended
	December 31, 2015		December 31, 2014
Adjusted EBITDA by Segment	Process & Motion Control	Water Management	Process & Motion Control	Water Management
Income from operations	$35.6	$22.1	$53.8	$20.8
Operating margin	13.4%	11.4%	18.0%	10.5%

Depreciation and amortization	19.6	9.9	18.1	9.4
Restructuring and other similar charges	1.3	4.5	0.7	1.6
Stock-based compensation expense	0.5	0.5	0.7	0.3
Last-in first-out inventory adjustments	(0.4)	1.0	(0.1)	0.3
Adjusted EBITDA	$56.6	$38.0	$73.2	$32.4
Adjusted EBITDA margin	21.3%	19.5%	24.5%	16.3%

	Earnings Guidance for	Earnings Guidance for
	the Three Months Ending	the Twelve Months Ending
Adjusted net income per diluted share	March 31, 2016	March 31, 2016
Net income per diluted share (1)	$0.26 to $0.30	$0.95 to $0.99
Footprint repositioning and supply chain optimization	—	0.01
Restructuring and other similar charges	—	0.10
Amortization of intangible assets	0.14	0.55
Other expense, net	—	0.02
Tax impact on adjustments	(0.05)	(0.26)
Adjusted net income per diluted share (2)	$0.35 to $0.39	$1.37 - $1.41

(1)
Our guidance for net income per diluted share is based upon the extent of information available as of the date of this filing regarding events and conditions that will impact our future operating results for the periods noted above. Our actual net income per diluted share may be materially impacted by events for which information is not available, such as asset impairments, purchase accounting effects related to future acquisitions, future restructuring actions, gains (losses) recognized on the disposal of tangible assets, gains (losses) on debt extinguishment, actuarial gains (losses) on our defined benefit plans, and other gains (losses) related to events or conditions not yet known. Consequently, we have not included incremental gains or (losses) for these items in our forward-looking guidance.

(2)
Effective April 1, 2015, Management modified this non-GAAP metric to include stock option expense and LIFO, while excluding amortization (all net of tax). We believe this modification increases transparency to our stakeholders, as well as enhances comparability to our peer set.

Rexnord Corporation and Subsidiaries
Condensed Consolidated Statements of Comprehensive Income
(in Millions)
(Unaudited)

	Third Quarter Ended		Nine Months Ended
	December 31, 2015	December 31, 2014	December 31, 2015	December 31, 2014
Net income attributable to Rexnord	$24.4	$2.2	$68.3	$51.5
Other comprehensive (loss) income:
Foreign currency translation adjustments	(6.5)	(22.5)	(18.3)	(46.4)
Unrealized income (loss) on interest rate derivatives, net of tax	2.2	(3.2)	(2.0)	(5.6)
Change in pension and other postretirement defined benefit plans, net of tax	(0.3)	(5.5)	(0.9)	(6.1)
Other comprehensive income loss, net of tax	(4.6)	(31.2)	(21.2)	(58.1)
Non-controlling interest loss	(0.1)	—	(0.2)	(0.2)
Total comprehensive income (loss)	$19.7	$(29.0)	$46.9	$(6.8)

Rexnord Corporation and Subsidiaries
Condensed Consolidated Balance Sheets
(in Millions, except share amounts)
(Unaudited)

	December 31, 2015	March 31, 2015
Assets
Current assets:
Cash and cash equivalents	$436.4	$370.3
Receivables, net	276.2	336.0
Inventories, net	358.2	367.7
Other current assets	51.4	52.3
Total current assets	1,122.2	1,126.3
Property, plant and equipment, net	391.6	417.6
Intangible assets, net	545.9	587.7
Goodwill	1,193.3	1,202.3
Insurance for asbestos claims	35.0	35.0
Other assets	31.6	33.1
Total assets	$3,319.6	$3,402.0
Liabilities and stockholders' equity
Current liabilities:
Current maturities of debt	$21.0	$24.3
Trade payables	185.3	234.1
Compensation and benefits	45.1	53.9
Current portion of pension and postretirement benefit obligations	5.0	5.0
Other current liabilities	127.3	127.3
Total current liabilities	383.7	444.6

Long-term debt	1,904.2	1,915.7
Pension and postretirement benefit obligations	193.5	203.0
Deferred income taxes	190.2	184.4
Reserve for asbestos claims	35.0	35.0
Other liabilities	46.7	66.6
Total liabilities	2,753.3	2,849.3

Stockholders' equity:
Preferred stock, $0.01 par value; 10,000,000 shares authorized; none issued	—	—
Common stock, $0.01 par value; 200,000,000 shares authorized; shares issued and outstanding: 100,368,622 at December 31, 2015 and 102,681,964 at March 31, 2015	1.0	1.0
Additional paid-in capital	846.3	885.9
Retained deficit	(129.2)	(197.5)
Accumulated other comprehensive loss	(151.4)	(130.2)
Treasury stock at cost; 0 and 900,904 shares at December 31, 2015 and March 31, 2015, respectively	—	(6.3)
Total Rexnord stockholders' equity	566.7	552.9
Non-controlling interest	(0.4)	(0.2)
Total stockholders' equity	566.3	552.7
Total liabilities and stockholders' equity	$3,319.6	$3,402.0

Rexnord Corporation and Subsidiaries
Condensed Consolidated Statements of Cash Flows
(in Millions)
(Unaudited)

	Nine Months Ended
	December 31, 2015	December 31, 2014
Operating activities
Net income	$68.1	$51.3
Adjustments to reconcile net income to cash provided by operating activities:
Depreciation	43.0	42.7
Amortization of intangible assets	43.1	40.8
Amortization of deferred financing costs	1.6	1.6
Actuarial loss on pension and post retirement benefit obligations	—	31.4
Non-cash asset impairment	2.9	—
(Gain) loss on dispositions of property, plant and equipment	(0.2)	6.1
Deferred income taxes	7.1	6.9
Other non-cash charges	5.2	8.3
Stock-based compensation expense	5.8	4.8
Changes in operating assets and liabilities:
Receivables	38.9	34.0
Inventories	5.2	(25.8)
Other assets	1.3	(6.1)
Accounts payable	(46.9)	(37.9)
Accruals and other	(24.9)	8.9
Cash provided by operating activities	150.2	167.0

Investing activities
Expenditures for property, plant and equipment	(26.4)	(32.1)
Acquisitions, net of cash acquired	1.1	(62.0)
Proceeds from dispositions of long-lived assets	4.8	5.7
Cash used for investing activities	(20.5)	(88.4)

Financing activities
Repayments of long-term debt	(14.7)	(14.9)
Proceeds from borrowings of debt	0.9	10.2
Repayments of short-term debt	(4.6)	(13.6)
Payment of deferred financing fees	(0.9)	—
Proceeds from exercise of stock options	—	1.0
Repurchase of Company common stock	(40.0)	—
Excess tax benefit on exercise of stock options	0.9	5.1
Cash used for financing activities	(58.4)	(12.2)
Effect of exchange rate changes on cash and cash equivalents	(5.2)	(10.5)
Increase in cash and cash equivalents	66.1	55.9
Cash and cash equivalents at beginning of period	370.3	339.0
Cash and cash equivalents at end of period	$436.4	$394.9

Rexnord Corporation and Subsidiaries
Supplemental Data
(in Millions)
(Unaudited)

	Fiscal 2016
	Q1	Q2	Q3	Q4	Fiscal Year-to-Date Total
Net sales
Process & Motion Control	$271.6	$268.8	$265.8		$806.2
Water Management	213.5	217.1	194.4		625.0
Total	$485.1	$485.9	$460.2		$1,431.2

Adjusted EBITDA
Process & Motion Control	$57.0	$55.7	$56.6		$169.3
Water Management	37.0	39.7	38.0		114.7
Corporate	(8.8)	(6.1)	(7.9)		(22.8)
Total	$85.2	$89.3	$86.7		$261.2

Adjusted EBITDA %
Process & Motion Control	21.0%	20.7%	21.3%		21.0%
Water Management	17.3%	18.3%	19.5%		18.4%
Total (including Corporate)	17.6%	18.4%	18.8%		18.3%

	Fiscal 2015
	Q1	Q2	Q3	Q4	Fiscal Year Total
Net sales
Process & Motion Control	$298.4	$304.8	$298.9	$328.1	$1,230.2
Water Management	205.2	226.2	198.2	190.4	820.0
Total	$503.6	$531.0	$497.1	$518.5	$2,050.2

Adjusted EBITDA
Process & Motion Control	$69.7	$77.3	$73.2	$86.8	$307.0
Water Management	30.2	39.4	32.4	19.0	121.0
Corporate	(8.2)	(7.2)	(6.4)	(10.1)	(31.9)
Total	$91.7	$109.5	$99.2	$95.7	$396.1

Adjusted EBITDA %
Process & Motion Control	23.4%	25.4%	24.5%	26.5%	25.0%
Water Management	14.7%	17.4%	16.3%	10.0%	14.8%
Total (including Corporate)	18.2%	20.6%	20.0%	18.5%	19.3%